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                                                                       EXHIBIT 5


                               August 13th, 2001



McKesson Corporation
McKesson Plaza
One Post Street
San Francisco, CA 94104



         I am Senior Vice President, General Counsel and Secretary of McKesson Corporation, a Delaware corporation (the "Company"). In that capacity I have reviewed the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to 786,000 shares of the Company's Common stock, and options to purchase shares of the Company's Common stock, par value $0.01 per share, issuable pursuant to the McKesson Corporation 1997 Non-Employee Directors' Equity Compensation and Deferral Plan (the "Directors' Plan"). As General Counsel, I am familiar with the Company's Restated Certificate of Incorporation and its Amended and Restated By-Laws, as amended to date. I have also examined such other documents, corporate records and instruments as I have deemed necessary or appropriate for the purpose of this opinion.

         Based upon the foregoing, I am of the opinion that the shares of Common Stock of the Company, when issued in accordance with the Directors' Plan, will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

                                        Very truly yours,


                                        /s/ IVAN D. MEYERSON
                                        ----------------------------------------
                                        Ivan D. Meyerson
                                        Senior Vice President,
                                        General Counsel and Corporate Secretary